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                                                                PUBLIC RELATIONS
                                                                   Metlife, Inc.
                                                               One Metlife Plaza
FOR IMMEDIATE RELEASE NEWS                              27-01 Queens Plaza North
                                                      Long Island City, NY 11101

[METLIFE LOGO]

Contacts:    For Media:        John Calagna
                               (212) 578-6252

             For Investors:    Tracey Dedrick
                               (212) 578-5140


                METLIFE DECLARES ANNUAL DIVIDEND ON COMMON STOCK

NEW YORK, October 24, 2006 - The board of directors of MetLife, Inc. (NYSE: MET) today declared an annual dividend for 2006 of $0.59 per common share payable on December 15, 2006 to shareholders of record as of November 6, 2006. This year's annual dividend represents a 13% increase from the 2005 annual dividend of $0.52 per common share.

MetLife, Inc. is a leading provider of insurance and financial services with operations throughout the U.S. and the Latin America, Europe and Asia Pacific regions. Through its domestic and international subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the U.S. (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance, reinsurance and retirement and savings products and services to corporations and other institutions. For more information, please visit www.metlife.com.

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